Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-179552) pertaining to the Imperva, Inc. 2011 Stock Option and Incentive Plan and the Imperva, Inc. 2011 Employee Stock Purchase Plan and (Form S-8 No. 333-177845) pertaining to the Imperva, Inc. 2003 Stock Option Plan, Imperva, Inc. 2011 Stock Option and Incentive Plan and Imperva, Inc. 2011 Employee Stock Purchase Plan of Imperva, Inc. of our report dated March 27, 2012, with respect to the consolidated financial statements of Imperva, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Redwood City, California

March 27, 2012